Exhibit 99.1

Critical Therapeutics Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2007

LEXINGTON, Mass.--(BUSINESS WIRE)--Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on developing and commercializing innovative products for respiratory, inflammatory and critical care diseases, today reported financial results for the fourth quarter and year ended December 31, 2007.

Net product sales of ZYFLO CRTM (zileuton) extended-release tablets and ZYFLO® (zileuton tablets) totaled approximately $2.7 million in the fourth quarter of 2007, compared with $1.9 million of net sales of ZYFLO in the fourth quarter of 2006, an increase of 39 percent. For the full year of 2007, net product sales of ZYFLO CR and ZYFLO totaled approximately $11.0 million, compared with $6.6 million of net product sales of ZYFLO in 2006, an increase of 66 percent. Twice-daily ZYFLO CR was approved by the U.S. Food and Drug Administration (FDA) in May 2007 and launched on September 27, 2007. Critical Therapeutics and Dey, L.P., a subsidiary of Mylan Inc. (DEY), market ZYFLO CR to approximately 18,000 physicians across the U.S.

In the fourth quarter of 2007, total prescriptions filled for ZYFLO CR and ZYFLO increased 38 percent over the total number of prescriptions filled for ZYFLO in the fourth quarter of 2006 and 29 percent over the third quarter of 2007. For the full year of 2007, total prescriptions filled for ZYFLO CR and ZYFLO increased 30 percent over the total number of prescriptions filled for ZYFLO in 2006. Prescriptions filled for the fourth quarter and year ended December 31, 2007 totaled approximately 12,000 units and 40,000 units, respectively.

“We successfully achieved a number of key milestones in 2007, including obtaining regulatory approval from the FDA for ZYFLO CR, expanding our respiratory sales force, signing two co-promotion agreements with DEY, launching ZYFLO CR and advancing the Company’s clinical and preclinical development pipeline,” said Trevor Phillips, Critical Therapeutics’ chief operating officer.

For the three months ended December 31, 2007, the Company posted a net loss of $11.6 million, or $0.27 per share. This compares with a net loss of $8.8 million, or $0.22 per share, for the same period in 2006. The net loss for the year ended December 31, 2007 was $37.0 million, or $0.87 per share. This compares with a net loss of $48.8 million, or $1.37 per share for the year ended December 31, 2006.

Cash and investments totaled $34.1 million at December 31, 2007, compared with $34.0 million at September 30, 2007 and $49.0 million at December 31, 2006. The Company generated $82,000 of net cash in the fourth quarter of 2007, compared with net cash expenditures of $6.4 million in the third quarter of 2007 and $9.9 million in the fourth quarter of 2006. Net cash expenditures for the year ended December 31, 2007 totaled $14.9 million, compared with $33.8 million for the year ended December 31, 2006. Net cash expenditures in 2007 were offset by the receipt of $12.0 million in upfront and milestone payments from DEY under the Company’s co-promotion agreement for ZYFLO CR and ZYFLO. As of December 31, 2007, the Company had 42.8 million common shares outstanding, excluding warrants and stock options.

The Company expects to receive from its independent registered public accounting firm, Deloitte & Touche LLP, an audit report on its consolidated financial statements for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission in its Annual Report on Form 10-K that contains an explanatory paragraph relating to a going concern uncertainty. The ability to continue as a going concern will require the Company to obtain additional capital to fund future operations. In the event that additional capital is not obtained, through a future financing, business development transaction or a strategic transaction, the Company may be required to significantly reduce or curtail operations to conserve cash.

Financial Results for the Three Months Ended December 31, 2007 and 2006

Revenues

Total revenue for the fourth quarter of 2007 was $2.7 million, compared with $2.9 million in the fourth quarter of 2006.

Net product sales of ZYFLO CR and ZYFLO totaled $2.7 million in the fourth quarter of 2007, compared with $1.9 million in the fourth quarter of 2006. Net product sales in the fourth quarter of 2007 were positively impacted by the launch of ZYFLO CR and an 11 percent increase in the wholesale acquisition price of ZYFLO from the same period in 2006.

Net product sales in the fourth quarter of 2007 include a reserve of $605,000 for approximately 2,500 units of ZYFLO shipped to wholesalers during the quarter. With the introduction of ZYFLO CR in the fourth quarter, the Company anticipated a reduction in the number of future prescriptions of ZYFLO. As a result, the Company established a reserve for the potential return of 100 percent on these units until such time as it is able to adjust the likelihood of return based on updated ZYFLO prescription data.

Collaboration and license revenue totaled $31,000 in the fourth quarter of 2007, compared with collaboration and license revenue of $985,000 in the fourth quarter of 2006. The decrease is associated with a decline in revenue recognized from the Company’s agreement with MedImmune, Inc., a wholly-owned subsidiary of AstraZeneca plc.

Operating Expenses

Operating expenses for the three months ended December 31, 2007 totaled $14.6 million, compared with $12.3 million in the fourth quarter of 2006.

  Cost of products sold in the fourth quarter of 2007 totaled $1.6 million, compared with $559,000 in the fourth quarter of 2006. Gross margins from product sales were 41 percent in the fourth quarter of 2007, compared with 71 percent in the fourth quarter of 2006. The decrease in gross margins was primarily related to a charge of $607,000 related to four failed batches of ZYFLO CR at the Company’s tablet manufacturer. In addition, the lower gross margins are caused by generally higher manufacturing costs, royalties and other expenses associated with the production of ZYFLO CR compared to ZYFLO.
  Research and development expenses totaled $4.7 million in the fourth quarter of 2007, compared with $4.1 million in the fourth quarter of 2006. The increase was primarily due to costs related to ongoing clinical trials in the fourth quarter of 2007.
  Sales and marketing expenses totaled $4.0 million in the fourth quarter of 2007, compared with $2.0 million in the fourth quarter of 2006. The increase was primarily due to the higher costs associated with expanding the Company’s respiratory specialist sales force, as well as additional promotional and marketing expenses related to the launch of ZYFLO CR and co-promotion fees paid or owed to DEY, which are included in sales and marketing expenses.
  General and administrative expenses were $4.3 million in the fourth quarter of 2007, compared with $2.6 million in the fourth quarter of 2006. A significant portion of the increase was due to consulting, legal, retention and advisory costs associated with the Company’s review of strategic alternatives announced in the fourth quarter of 2007.

Financial Results for the Years Ended 2007 and 2006

Revenues

Total revenue for the year ended December 31, 2007 was $12.9 million, compared with $13.1 million for the same period in 2006.

Net product sales of ZYFLO CR and ZYFLO totaled $11.0 million in 2007, compared with $6.6 million of net product sales of ZYFLO in 2006, an increase of 66 percent. During 2007, the Company recognized revenue from product sales when the product was shipped to third parties, less an estimate of expected product returns. During 2006, the Company recognized revenue from product sales only when the product was dispensed through patient prescriptions. In the first quarter of 2007, the Company recorded a one-time increase in net product sales of $953,000 reflecting shipments to wholesalers in 2006 for units of ZYFLO that had not yet been dispensed through patient prescriptions.

Collaboration and license revenue totaled $1.9 million in 2007, compared with $6.4 million in 2006. The decrease is associated with a decline in revenue recognized from MedImmune and Beckman Coulter, as all of the upfront payments under those agreements have now been fully amortized or recorded, partially offset by an increase in license revenue from Innovative Metabolics, Inc.

Operating Expenses

Total operating expenses for the year ended December 31, 2007 decreased $12.7 million, or 20 percent, to $51.7 million, compared with $64.4 million in 2006. The decrease was primarily due to fewer employees in the Company’s sales and marketing and research and development functions.

Sales & Marketing Update

Since the launch of ZYFLO CR in September 2007, the Company’s commercial organization has reached a number of key milestones including:

  a 51 percent increase in the average weekly total prescriptions of ZYFLO CR and ZYFLO (change in the rolling average for the four-week period ending March 14, 2008, compared with four-week period ending September 28, 2007);
  more than 1,600 physicians initiating therapy with ZYFLO CR.

Research & Development Update

Critical Therapeutics has two novel preclinical development programs and has initiated three clinical trials related to the Company’s various zileuton formulations.

ZYFLO CR Phase IV Trial

In July 2007, the Company initiated a Phase IV clinical trial to evaluate ZYFLO CR as an add-on therapy in asthma patients to support sales and marketing efforts for ZYFLO CR. As a result of slower-than-anticipated patient enrollment and the costs necessary to complete this clinical trial, the Company has decided to discontinue enrollment of patients to this trial effective immediately. Since a limited number of patients have completed the full six months of dosing required under the study protocol, the Company does not expect to gain any meaningful clinical efficacy data from this clinical trial. Closure of this clinical trial is not related to any safety issues in patients dosed with study drug to date.

Zileuton Injection Phase II Trial

In October 2007, the Company initiated a Phase II clinical trial focused on assessing efficacy as well as identifying the optimal dose to be tested in potential Phase III clinical trials. A total of 36 patients with stable chronic asthma have been enrolled in the randomized, multi-center, double-blind, three-period crossover trial. The Company expects to report top-line data in the third quarter of 2008.

R(+) Zileuton Phase I Trial

In October 2007, the Company initiated a Phase I clinical trial to assess the safety, tolerability, pharmacokinetic and pharmacodynamic profile of an oral single dose of the R(+) isomer of zileuton. A total of 12 healthy subjects were enrolled in the randomized, open-label, single-center, two-period crossover trial. The Company expects to report top-line data in the second quarter of 2008.

Alpha-7 Program

The Company’s alpha-7 nicotinic receptor program, which is directed at the discovery and development of novel small molecule drugs for the treatment of inflammation, has selected a lead compound that is currently in preclinical development. The Company currently is conducting GLP toxicology studies and plans to submit an Investigational New Drug application in 2009.

HMGB1 Program

The Company is collaborating with MedImmune on the development of human monoclonal antibodies to the cytokine HMGB1. The research phase of the collaboration has ended and, under the terms of the collaboration agreement, MedImmune is responsible for advancing potential development candidates into clinical trials. To date, no decision to select a clinical candidate has been made.

Conference Call Information

Critical Therapeutics will hold an audio webcast and conference call today to discuss the Company’s fourth quarter and full year 2007 financial results. Investors and other interested parties can access the call as follows:

Date: Thursday, March 27, 2008

Time: 5:00 p.m. (eastern)

Dial-in: (877) 407-8037 (U.S. and Canada)

(201) 689-8037 (International)

Webcast Information: www.crtx.com

A live and archived audio webcast of the conference call will be available for 30 days in the “Investors” section of Critical Therapeutics’ website. From the home page, click on “Investors” and then on “Webcasts & Presentations.”

About ZYFLO CR and ZYFLO

ZYFLO CRTM (zileuton) extended-release tablets and ZYFLO are the only FDA-approved leukotriene synthesis inhibitors for the prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO CR and ZYFLO are not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO CR and ZYFLO can be continued during acute exacerbations of asthma.

The recommended dose of ZYFLO CR is two 600 mg extended-release tablets twice daily, within one hour after morning and evening meals, for a total daily dose of 2400 mg. The recommended dose of ZYFLO is one 600 mg immediate-release tablet four times a day for a total daily dose of 2400 mg.

ZYFLO CR and ZYFLO are contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal. A small percentage of patients treated with ZYFLO CR (2.5%) and ZYFLO (1.9%) in placebo-controlled trials showed an increased release of a liver enzyme known as ALT and bilirubin (an orange or yellowish pigment in bile). As a result, the level of liver enzymes in patients treated with ZYFLO CR and ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO CR and ZYFLO and repeat the test on a regular basis while patients are on the medication. Patients taking ZYFLO CR and theophylline should reduce the theophylline dose by 50%. Patients taking ZYFLO CR and propranolol or warfarin should be monitored and doses adjusted as appropriate. Most common side effects associated with the use of ZYFLO CR and ZYFLO are sinusitis, nausea and pharyngolaryngeal pain and abdominal pain, upset stomach and nausea, respectively.

For full prescribing information for ZYFLO CR, please visit www.zyflocr.com or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

For full prescribing information for ZYFLO, please visit www.zyflo.com or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

About Critical Therapeutics

Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to two FDA-approved drugs for the prevention and chronic treatment of asthma in patients 12 years of age and older: twice-daily ZYFLO CR™ (zileuton) extended-release tablets and ZYFLO® (zileuton tablets). Critical Therapeutics is developing products for acute asthma attacks that lead patients to the emergency room and other urgent care settings. The Company also is developing therapies directed toward the body’s inflammatory response. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding possible therapeutic benefits, market acceptance and future sales of ZYFLO CR; the anticipated success of our co-promotion arrangements with DEY; the progress and timing of our drug development programs and related trials; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, and projected costs; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: our ability to successfully market and sell ZYFLO CR, including the success of our co-promotion arrangement with DEY; our ability to transition our management team effectively; our current review of our business strategy and future operations, and the implementation of changes in our strategy and future operations, if any, approved by our Board of Directors; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO CR; patient, physician and third-party payor acceptance of ZYFLO CR as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO CR or ZYFLO; our heavy dependence on the commercial success of ZYFLO CR; our ability to maintain regulatory approvals to market and sell ZYFLO CR; the success of our co-promotion arrangement with DEY for Perforomist; our ability to successfully enter into additional strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; our ability to obtain the substantial additional funding required to conduct our development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO CR, our discoveries and our drug candidates. These and other risks are described in greater detail in the “Risk Factors” section of our most recent quarterly report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may make. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

ZYFLO® is a registered trademark of Critical Therapeutics, Inc.

ZYFLO CRTM is a trademark of Critical Therapeutics, Inc.

Perforomist™ is a trademark of Dey, L.P.

Financial Tables Follow

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
in thousands except share and per share data	2007	2006	2007	2006
	(unaudited)
Revenues:
Net product sales	$2,697	$1,937	$11,008	$6,647
Revenue under collaboration and license agreements	31	985	1,861	6,431
Total revenues	2,728	2,922	12,869	13,078
Costs and expenses:
Cost of products sold	1,580	559	4,233	2,222
Research and development	4,694	4,062	21,655	26,912
Sales and marketing	4,037	1,981	12,193	18,284
General and administrative	4,331	2,649	13,572	13,456
Restructuring charges	-	3,000	-	3,498
Total costs and expenses	14,642	12,251	51,653	64,372
Operating loss	(11,914)	(9,329)	(38,784)	(51,294)
Other income (expense):
Interest income	392	622	2,020	2,726
Interest expense	(59)	(45)	(209)	(214)
Total other income	333	577	1,811	2,512
Net loss	($11,581)	($8,752)	($36,973)	($48,782)

Net loss per share	($0.27)	($0.22)	($0.87)	($1.37)

Basic and diluted weighted-average common shares outstanding	42,678,464	39,511,988	42,580,884	35,529,048

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
in thousands	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$33,828	$48,388
Accounts receivable, net and other	1,304	1,527
Short-term investments	-	650
Inventory, net	5,599	4,048
Prepaid expenses and other	2,174	980
Total current assets	42,905	55,593
Fixed assets, net	1,151	2,421
Other assets	868	168
Total assets	$44,924	$58,182

Liabilities and Stockholders' Equity:
Current liabilities:
Current portion of long-term debt and capital lease obligations	$370	$1,012
Deferred co-promotion fees	11,434	-
Accounts payable and accrued expenses	14,275	4,990
Deferred product and collaboration revenue	-	1,853
Total current liabilities	26,079	7,855
Long-term debt and capital lease obligations, less current portion	-	421
Long-term portion of accrued license fees, less current portion	1,754	-
Stockholders' equity	17,091	49,906
Total liabilities and stockholders' equity	$44,924	$58,182

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
in thousands	2007	2006
Cash flows from operating activities:
Net loss	($36,973)	($48,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	531	939
Other non-cash items	525	1,126
Stock-based compensation expense	3,931	6,620
Changes in assets and liabilities:
Accounts receivable and other	223	(305)
Inventory	(1,551)	(2,179)
Prepaid expenses and other assets	(1,194)	1,199
Accounts payable, accrued expenses and other	10,516	(4,501)
Deferred product and collaboration revenue	(1,853)	(5,560)
Deferred co-promotion fees	11,434	-
Net cash used in operating activities	(14,411)	(51,443)
Cash flows from investing activities:
Proceeds on sale of fixed assets	371	-
Purchases of fixed assets	(17)	(370)
Proceeds from sales and maturities of short-term investments	650	36,859
Purchases of short-term investments	(300)	(11,802)
Net cash provided by investing activities	704	24,687
Cash flows from financing activities:
Net proceeds from private placement of common stock	-	18,486
Proceeds from the issuance of common stock	210	636
Repayments of long-term debt and capital lease obligation	(1,063)	(1,235)
Net cash provided by (used in) financing activities	(853)	17,887
Net decrease in cash and cash equivalents	(14,560)	(8,869)
Cash and cash equivalents at beginning of year	48,388	57,257
Cash and cash equivalents at end of year	$33,828	$48,388

CONTACT:
Critical Therapeutics, Inc.
Linda S. Lennox, 781-402-5708
Vice President, Investor & Media Relations
llennox@crtx.com